DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of May 1, 2022, by and between Dodge & Cox Funds, a Delaware statutory trust (the “Client”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Client desires to retain the Distributor as principal underwriter in connection with the offering of the Shares of each series of the Client listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively the “Funds”);

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Client’s board of trustees (the “Board”) and its disinterested trustees in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Distributor. The Client hereby appoints the Distributor as its principal underwriter for the distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of the Distributor.

A. The Distributor agrees to act as the principal underwriter of the Client for the distribution of the Shares of the Funds, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as both may be amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Client under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

B. During the continuous public offering of Shares of the Funds, the Distributor shall use commercially reasonable efforts to distribute the Shares. All orders for Shares shall be made through financial intermediaries or submitted directly to the applicable Fund or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Client or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

C. The Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through NSCC’s Fund/SERV System (“FundSERV”). The Client acknowledges and agrees that the Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions, including but not limited to taking orders from financial intermediaries.

D. The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any marketing materials specifically approved by the Client or the investment adviser to the Fund(s).

E. The Distributor shall review all sales and marketing materials provided by the Client for compliance with applicable Securities and Exchange Commission (“SEC”) and FINRA advertising rules and regulations, and shall approve and file with FINRA those marketing materials that it believes are in compliance with applicable laws and regulations, as required by the 1933 and 1940 Act, and rules thereunder, and FINRA rules. The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such marketing materials.

F. At the request of the Client, the Distributor shall enter into the Standard Dealer Agreement (as defined below), and may, in its discretion, enter into non-standard dealer agreements with financial intermediaries as the Client may select, in order that such broker-dealers and other intermediaries may sell Shares of the Funds. The Fund’s form of dealer agreement and/or selling agreement shall be in a form substantially similar to that attached at Exhibit B and shall be approved by the Client’s Board (“Standard Dealer Agreement”).

G. The parties agree that the Distributor shall not make any payments to any broker-dealers, other financial intermediaries or other third parties in connection with the distribution of Fund Shares, unless (i) the Distributor has received an authorized corresponding payment from the applicable Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such Plan been approved by the Client’s Board.

H. The Distributor shall not be obligated to sell any certain number of Shares.

I. The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

J. Upon reasonable request by the Client, the Distributor shall provide the Client with information relating to the services provided pursuant to this Agreement as necessary and applicable to enable the Client to complete required regulatory filings.

K. The Distributor may not enter into agreements (“Subcontracts”) with third parties to carry out any of the Distributor’s obligations under this Agreement, without the prior written consent of the Client. The execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder and Distributor shall be responsible for subcontractor’s protection of Client’s Confidential Information and liable for the acts and omissions of such subcontractor to the same extent as if they were acts and omissions of the Distributor under this Agreement.

L. The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

M. The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by the Distributor pursuant to applicable law and FINRA rules, including Rule 31a-1(d) under the 1940 Act. Upon request, the Distributor will promptly provide copies of any such records as reasonably requested in writing by the Client. The Distributor shall assist the Client and its designated agents or, upon approval of the Client, any regulatory or self-regulatory body of the Client, in any requested review of the records maintained by the Distributor pursuant to applicable law and FINRA rules, including Rule 31a-1(d) under the 1940 Act.

N. The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Client’s Chief Compliance Officer or the Board.

O. The Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered, other than the 50 states, Washington D.C., Puerto Rico, Guam, and U.S. Virgin Islands.

3.	Duties of the Client.

A. The Client agrees to redeem Shares tendered by shareholders of the Funds in accordance with the Client’s obligations in the Prospectus and the Registration Statement.

B. The Client shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Client authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C. The Client agrees to advise the Distributor promptly in writing:

(i)

of any material action, correspondence, or other communication by the Securities and Exchange Commission (“SEC”) or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)

of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)

in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(v)	of the commencement of any material litigation or proceedings against the Client or any of its officers or directors in connection with the issue and sale of any of the Shares.

D. The Client shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E. The Client agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F. The Client shall reasonably cooperate in the efforts of the Distributor to distribute the Shares. In addition, the Client shall keep the Distributor reasonably informed of its affairs related to the activities contemplated by this Agreement and shall provide to the Distributor from time to time copies of all information, financial statements, and other material that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Client by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may reasonably request. The Client shall forward a copy of any amendments to the Funds’ Registration Statement, to the Distributor within three business days of any such filings. The Client represents that it will not use or authorize the use of any marketing materials unless and until such marketing materials have been approved and authorized for use by the Distributor.

G. The Client shall provide and cause each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H. The Client shall not file any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

I. The Client shall not list the Distributor as the principal underwriter or distributor in any post-effective amendment to the Registration Statement, which is filed for the purpose of creating a new Fund, without receiving prior written permission from the Distributor. At or before such time as a new Fund becomes effective, Client and Distributor agree to amend this Agreement for purposes of updating Exhibit A.

4.	Representations and Warranties of the Client.

A.	The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)

it is duly organized and existing and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(ii)

this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)

it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)	the Registration Statement and Prospectus included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)

the Registration Statement and Prospectus and any marketing materials prepared by the Client or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects; and

(vii)

the Client owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Client’s business and for the offer, issuance, distribution and sale of the Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

B.

The Client has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Client (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.

5.	Representations and Warranties of the Distributor.

A. The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)

it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)

this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)

it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;

(v)

the Distributor owns, possesses, licenses or has other rights to use all Intellectual Property necessary for or used in the conduct of the Distributor’s business and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(vi)	The Distributor maintains E&O, D&O, and cyber security insurance reasonably sufficient to cover the risks of its business but in any event no less than $5 million of coverage in each case.

B. In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations to the extent such laws, rules, and regulations relate to Distributor’s role as the principal underwriter of the Funds.

C. The Distributor shall promptly notify the Client of the commencement of any material investigation, litigation or proceedings against the Distributor or any of its managers, officers or directors by any regulatory authority or FINRA or in connection with the issue and sale of any of the Shares. The Distributor will provide the Client with a summary of any material findings issued in connection with a routine or non-routine examination by any regulatory authority or FINRA.

6.	Compensation.

The Distributor shall receive no compensation or reimbursement of expenses from the Client for the services provided by Distributor under this Agreement. The Distributor will receive compensation from the investment adviser to the Funds related to its services hereunder and for any additional services as may be agreed between the investment adviser and the Distributor pursuant to a separate agreement.

7.	Expenses.

A. The Client shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related marketing material, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Funds; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client pursuant to Section 3(D) hereof.

B. The Distributor shall only bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification, including costs associated with responding to audits, and the fees and disbursements of its counsel, accountants, and other service providers. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

8.	Limitation of Liability

A. Except where Distributor has acted with negligence, the Distributor shall not be liable for any action taken or failure to act in good faith or reasonable reliance upon:

i.	the advice of the Client, or counsel to the Client;

ii.

any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (the Distributor shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction);

iii.

any written instruction or certified copy of any resolution of the Board, and the Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Distributor to have been validly executed; or

iv.

any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Distributor to be genuine and to have been signed or presented by the Client; and the Distributor shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Distributor reasonably believes in good faith to be genuine.

9.	Indemnification.

A. The Client shall indemnify, defend and hold the Distributor, and each of its members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable and documented counsel fees incurred in connection therewith) (collectively, “Losses”)

that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, to the extent arising out of (i) the Client’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Client’s failure to comply in all material respects with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, shareholder reports, marketing materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Funds are sold, provided, however, that the Client’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such marketing material in reasonable reliance upon and in conformity with information furnished to the Client or its counsel by the Distributor in writing for use in such Registration Statement, Prospectus, annual or interim report, or any marketing materials. In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Client or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties under this Agreement or by reason of its breach or reckless disregard of its obligations under this Agreement.

B. The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply in all material respects with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, marketing materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reasonable reliance upon, and in conformity with, information furnished to the Client by the Distributor in writing for use in such Registration Statement, Prospectus, marketing materials or other information filed or made public by the Client. In no event shall anything contained herein be so construed as to protect the Client against any liability to the Distributor to which the Client would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties under this Agreement or by reason of its breach or reckless disregard of its obligations under this Agreement.

C. In no case (i) is the indemnification provided by an indemnifying party to be deemed to protect against any liability the indemnified party would otherwise be subject to by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its breach or reckless disregard of its obligations and duties under this Agreement or violation of applicable law, or (ii) is the indemnifying party to be liable under this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

D. Failure by the indemnified party to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party. In the event that indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them.

E. No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 9(a) or 9(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

F. No person shall be obligated to provide indemnification under this Section 9 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 9 to the maximum extent so permissible.

10.	Conversions; Dealer Agreement Indemnification.

A. Conversions. The Client acknowledges and agrees that the Distributor may enter into, assume, or become a party to, certain dealer and/or selling agreements (“Conversion Agreement”) as the result of the conversion of the Client to Distributor from another principal underwriter or distributor. Such Conversion Agreements may contain certain obligations or duties more appropriately allocated to the Funds’ transfer agent, the Funds’ adviser, or one of the Funds’ other service providers. The Client agrees to perform, or cause to perform, any and all duties and obligations under those Conversion Agreements to the extent that such duties and obligations are not required to be performed by the Distributor under the Standard Dealer Agreement (“Non- Standard Duties”).

B. Non-Standard Dealer Agreements. The Client acknowledges and agrees that the Distributor may enter into dealer and/or selling agreements (“Non-Standard Dealer Agreements”)

that contain certain representations, duties, undertakings and indemnification that are not included in the Standard Dealer Agreement, or lack certain representations, duties, and indemnification included in the Standard Dealer Agreement (“Non-Standard Obligations,” and collectively with Non-Standard Duties, “Non-Standard Obligations”). The Client agrees to perform, or cause to perform, all such Non-Standard Obligations under any Non-Standard Dealer Agreement. For the avoidance of doubt, any dealer or selling agreement that materially deviates from the Standard Agreement shall be considered a “Non-Standard Dealer Agreement.”

C. Indemnification. To the extent that the Distributor (i) assumes, or becomes a party to, any Conversion Agreement, or (ii) after the review and approval by the Client, enters into any Non-Standard Dealer Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any failure to perform any Non-Standard Obligations under any Conversion Agreement or Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement or Conversion Agreement to the extent that the Distributor is not required to make similar representations in the Standard Dealer Agreement; (c) any indemnification provided by the Distributor under a Conversion Agreement or Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification that the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitee against any liability to the Client or its shareholders to which such Distributor Indemnitee would otherwise be subject by reason of its willful misfeasance, bad faith, or negligence in the performance or breach or reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement to the extent that such duties and obligations are the responsibility of the Distributor in the Standard Dealer Agreement.

11. Limitations on Damages. Neither party shall be liable to the other for any consequential, special or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.

12. Force Majeure. Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause. This Section shall not excuse either party from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate to perform its obligations under this Agreement.

13. Duration and Termination.

A. This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date agreed to in writing between the parties in an amendment to Exhibit A to this Agreement relating to that Fund. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof, unless renewed prior to such date by the Client’s Board, subject to any automatic renewal periods described hereafter. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) a majority of the Client’s Board, and a vote of the Board members who are not “interested persons” of the Client or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

B. Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure by the Board to approve the continuance of the described in Section 13A above, (ii) upon 120 days’ prior written notice by the Distributor to the Client or (iii) upon mutual written consent of the parties. Further, this Agreement may be terminated upon no less than 60 days’ written notice, by the Client through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund.

C. This Agreement will automatically terminate in the event of its assignment. As used in this paragraph, the terms “assignment” shall have the meaning specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

14. Anti-Money Laundering Compliance.

A. Each of Distributor and Client acknowledges that it is a financial institution subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects to the extent applicable to it.

B. Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Client, the Client’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Client and the Client’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

15. Privacy. In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Funds.

The Client represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide to the Distributor a copy of that statement annually. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

16. Confidentiality. During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Client which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use or disclose the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and unless otherwise prohibited by law and will cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure. The parties agree that the procedures and restrictions set forth herein shall not apply to disclosures of Confidential Information to Distributor’s applicable regulatory authorities in connection with routine regulatory examinations or requests for information with respect to which Distributor shall be permitted to disclose such Confidential Information necessary to respond to such examinations or requests. The Distributor will advise such regulatory authorities of the confidential nature of such information.

17. Notices. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Distributor:	(ii) If to the Client:

Foreside Fund Services, LLC Attn: Legal Department Three Canal Plaza, Suite 100 Portland, ME 04101 Telephone: (207) 553-7110 Email: legal@foreside.com With a copy to: dealerservices@foreside.com	Dodge & Cox Funds Attn: Chief Legal Officer 555 California St., 40th Floor San Francisco, CA 94104 Telephone: (415) 981-1710 Email: contracts@dodgeandcox.com

18. Modifications. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client. If required under the 1940 Act, any such amendment must be approved by the Client’s Board, including a majority of the Client’s Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment or other manner consistent with SEC guidance.

19. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof, except to the extent preempted by federal law.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

21. Survival. The provisions of Sections 6, 7, 8, 9, 10, 11, 15, 16, 19, 20, 21, 22, and 24 of this Agreement shall survive any termination of this Agreement.

22. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

23. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

24. This Agreement is executed by or on behalf of the Client with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Client individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Client, or any other Fund. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund shall be enforceable against the assets of that Fund only, and not against the assets of the Client generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Client generally or any other Fund shall be enforceable against the assets of that Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FORESIDE FUND SERVICES, LLC

By:	/s/ Mark Fairbanks
Mark Fairbanks
Vice President

DODGE & COX FUNDS

By:	/s/ William W. Strickland
William W. Strickland
Vice President

EXHIBIT A

Fund Names

Dodge & Cox Stock Fund

Dodge & Cox International Stock Fund

Dodge & Cox Global Stock Fund

Dodge & Cox Emerging Markets Stock Fund

Dodge & Cox Balanced Fund

Dodge & Cox Income Fund

Dodge & Cox Global Bond Fund

A-1

EXHIBIT B

DODGE & COX FUNDS

DISTRIBUTING AGENT AGREEMENT

Sir/Madam:

Foreside Fund Services, LLC (“we”, “us” or “Distributor”) is the distributor of the shares of the Dodge & Cox family of mutual funds (collectively, the “Funds” and individually, a “Fund”). As such, we have the right to arrange for the sale of shares of the Funds to dealers. We invite [DISTRIBUTING AGENT NAME] (“you” or “Distributing Agent”) to become a distributing agent of the Funds upon the following terms and conditions.

1. Availability of Fund Shares. The Funds shall sell to, redeem from and exchange for you as agent for your customers shares of beneficial interest (“Shares”) of one or more Funds, subject to the terms and conditions of this Distributing Agent Agreement (the “Agreement”), the Funds’ then-current prospectus, and any limitations imposed by any of the Funds or the investment adviser of the Funds. To the extent that the prospectus contains provisions that are inconsistent with the terms of this Agreement, the terms of the prospectus shall control.

2. Purchase and Sale of Fund Shares.

(a) The public offering price at which you may offer the Shares is the net asset value (“NAV”) thereof, as computed from time to time as described in the then-current prospectus of the Fund. You agree to sell Shares of the Funds to your customers in accordance with the terms of the Fund’s applicable prospectus and subject to minimum investment requirements applicable to each order, unless you register your customer purchases in your name and omnibus account as nominee. You understand that all Orders (as defined below) are subject to acceptance or rejection by the Funds in their sole discretion. We and the Funds reserve the right to suspend or limit the sale of Shares.

(b) Each transaction is always made subject to confirmation at the NAV next computed after receipt of the order. You agree to notify the Funds’ transfer agent (the “Transfer Agent”) of any material differences within twenty (20) Business Days (as defined below) of receipt of the confirmation or statement of transaction activity. Subject to Section 2(d) below, orders to purchase, redeem and exchange Fund Shares, including adjustments (“Orders”), received by you prior to the close of regular trading (the “Close of Trading”) on the New York Stock Exchange (the “Exchange”) on any given business day (generally 4:00 p.m. Eastern time) (each a “Business Day”) and transmitted to the Transfer Agent by 8:00 p.m. Eastern time on the same Business Day will be executed at the NAV determined as of the Close of Trading on the Business Day you received such Order. Any Order received by you after the Close of Trading will be transmitted to the Transfer Agent by 8:00 p.m. Eastern time on the next Business Day and will be executed at the NAV determined as of the Close of Trading on the next Business Day. The day as of which an Order is executed pursuant to the provisions set forth above is referred to as the “Trade Date”.

(c) Any Order by you for the purchase of Shares shall be accepted at the time when it is received by the Transfer Agent or any clearinghouse agency the Fund(s) may designate from time to time, unless rejected by the Fund(s) or the Transfer Agent. Any Order from you that is placed on a conditional basis or is subject to any delay or contingency prior to execution will not be accepted. You acknowledge and agree that the Fund(s) or its designee reserve the right to reject any purchase orders, including exchanges, for any reason and without notice to you, including if we or the Funds in their sole opinion believe your customer(s) is engaging in short- term or excessive trading into and out of a Fund or otherwise engaging in trading that may be disruptive to a Fund.

(d) Shares will be issued by the Funds only against receipt of the purchase price. If payment for Shares purchased is not received by the Transfer Agent by wire transfer (or if such purchase is processed through a Fund approved clearinghouse agency, in collected clearinghouse agency funds) on the Trade Date such Order will be delayed without any responsibility or liability on our part or on the part of the Funds or the Transfer Agent and such Order will be executed at the NAV next computed following receipt of payment. If payment is not so received or made, the transaction may be canceled. You shall be responsible for any loss, expense, liability or damage, including loss of profit, suffered by us and/or the respective Fund(s) resulting from (i) your delay or failure to make timely payment for such Shares or (ii) any transaction that you cancel.

(e) You agree not to withhold placing Orders received from any customers for the purchase or sale of Shares so as to profit yourself as a result of such withholding. You shall not purchase Shares except for the purpose of covering purchase orders received by you. You agree to purchase Shares only from the Funds or their designee, or your customers. If you purchase Shares from your customers, you agree to pay such customers not less than the applicable redemption price as established by the Fund’s then-current prospectus (i.e., the currently quoted NAV). You further agree that you will not purchase, as principal, any Shares from others at a price lower than the redemption price next quoted by the Funds or the Transfer Agent following receipt of the request for redemption. Nothing in this Agreement, however, shall prevent you from selling Shares for the account of a record owner to the issuer at the redemption price next quoted by the Funds or the Transfer Agent and charging the record owner a fair commission for handling the transaction.

(f) The procedures relating to the processing and settlement of Orders shall be subject to such instructions, service or operating agreements may be forwarded to you in writing from time to time.

(g) You understand and agree that, pursuant to Rule 12b-1(h) under the Investment Company Act of 1940, as amended (the “1940 Act”), the Funds will not compensate you for any promotion or sale of Shares by directing to you (i) any portfolio securities transactions of the Funds, or (ii) any remuneration received from the Funds’ portfolio transactions effected through any other broker-dealer.

3. Qualification as a Broker or Dealer or a Bank. (a) You represent that you either (i) are registered as a broker and/or dealer under the Securities Exchange Act of 1934, as amended, and are licensed and qualified as a broker and/or dealer or are otherwise authorized to offer and sell the Shares under the laws of each jurisdiction in which the Shares will be offered and sold by you, and that you are a member of the Financial Industry Regulatory Authority (“FINRA”) and agree to maintain such membership ; or (ii) are a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, and in either case are duly authorized to engage in the activities to be performed by you hereunder. You further represent that your agents and employees are and will remain duly registered and licensed to the extent required under applicable state and federal law. You agree to abide by all applicable state and federal laws and the rules and regulations of the Securities and Exchange Commission (“SEC”), the FINRA, and any other authorized regulatory agency as such laws and rules that are binding upon underwriters and dealers in the distribution of securities of open-end investment companies, including, without limitation, Rule 2341 (formerly NASD Rule 2830) of the FINRA Rules of Fair Practice, all of which are incorporated herein as if set forth in full. You agree not to offer or sell any Shares except under circumstances that will result in compliance with such laws, rules and regulations, including a review by you of the product’s suitability for the customer, including the suitability of the class of Shares sold. You specifically agree to cooperate with the Funds in identifying and restricting market timers. You agree not to sell or offer for sale Shares in any state or jurisdiction where they have not been qualified for sale or in which you are not qualified as a broker, dealer or bank. The Funds are available for sale in the 50 states, Washington D.C., Puerto Rico, Guam, U.S. Virgin Islands, N. Mariana Islands and American Samoa. To the extent required by law, each Fund is registered and its shares are qualified for sale in all states and other jurisdictions in the United States unless you are notified in writing to the contrary. You agree to notify us immediately if you cease to be registered or licensed as a broker and/or dealer or fail to remain as a member in good standing of the FINRA, or if you cease to be a bank, as defined above.

(b) You agree to take full responsibility (and agree that we have no responsibility) for the suitability and proper supervision of mutual fund recommendations to your customers and to ensure that, to the extent customers request a class of Shares in a Fund different from what they already hold in the Fund, such customers are aware of the advantages and disadvantages of selecting one class of Shares over the other class(es) of Shares and are aware of the available methods of mutual fund financing.

(c) You agree to maintain all records (i) required by state and federal law relating to the provision of the services contemplated under this Agreement, (ii) necessary or appropriate to demonstrate your compliance with the terms and conditions of the Funds’ prospectuses or the Agreement, and (iii) necessary to make required regulatory reports. You further agree that, upon our request or that of a Fund or any authorized agents, you shall respond to reasonable due diligence requests and provide any current annual reports on internal controls prepared by an independent auditor pursuant to either Statement for Attestation Engagements No. 16 (SSAE 16) (or any successor provision) or the Financial Intermediary Controls and Compliance Assessment (FICCA), and such other similar or related documents as reasonably requested (collectively, “Audit Documents”). You acknowledge that we or a Fund may use a third-party vendor to review and assess the contents of the Audit Documents, and, notwithstanding anything herein to the contrary, you consent to sharing of such Audit Documents with the third-party vendor by us or a Fund.

4. Selling Procedures and Sales Materials.

(a) “Sales Material”, as used herein, shall include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, research reports, market letters, performance reports or summaries, and other similar materials, including sales materials intended for wholesale use (i.e. broker/dealer use only) or retail use.

(b) Neither you nor any person associated with you shall give any information or make any representation concerning the Funds or the Shares except those contained in the then- current prospectus, summary prospectus, statement of additional information or any Sales Materials furnished by us or approved by us in writing in advance for use in connection therewith (except that Sales Materials provided by us that are designated as being for broker/dealer use only may not be disseminated to the public). Any Sales Materials, if distributed, must be accompanied by or preceded by, the appropriate Fund’s then-current form of prospectus. You agree that any information given or representations made on the basis of any Sales Materials shall be consistent with the related information and representations contained in the applicable Fund prospectus and statement of additional information.

(c) You agree to use your best efforts in the proper instruction and training of all sales personnel employed by you in order that the Shares will be offered in accordance with the terms and conditions of this Agreement, the Funds’ then-current prospectus, and all applicable laws, rules and regulations. You agree to indemnify and hold harmless us, our affiliates, and the Funds, and our and the Funds’ respective agents and employees from and against any liability, loss or cost resulting from any violation by you or any of your representatives of the Funds’ then-current prospectus, any applicable law, rule or regulation, or any provision(s) of this Agreement, except to the extent such liability, loss or cost is caused by our gross negligence or bad faith.

(d) The Funds shall make available to you, without charge, reasonable quantities of prospectuses, statements of additional information, periodic reports to shareholders and proxy statements of the Funds, and any supplemental materials to any of the foregoing or make the foregoing available electronically to you. You shall deliver, at your expense, copies of the above materials to customers and potential customers in accordance with applicable law and the rules and regulations of the SEC, and it is your obligation to ensure that all such information and materials are distributed or made available to your customers who may purchase or own Shares, in accordance with securities (and if applicable, banking) laws, rules and regulations. If required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended, or other applicable laws, you shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by applicable law. Furthermore, where the Funds have elected to rely on Rule 30e-3 of the 1940 Act, you agree to comply with requirements of the rule. In the purchase of Shares, you are entitled to rely only on the information contained in the prospectuses and statements of additional information.

5. Multi-Class Distribution Arrangements. You understand and acknowledge that the Funds may offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her, to ensure that each customer is availed of the opportunity to obtain any applicable sales charge break points as detailed in the prospectus from time to time, and to ensure proper supervision of your representatives in recommending and offering the Shares of multiple classes to your customers.

6. Additional Warranties, Covenants, and Representations.

(a) Each party hereto shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

(b) You covenant and agree that all Orders or other instructions transmitted, whether by mail, telephone, telecopy, or other electronic transmission acceptable to the Funds, shall be sent by or under the authority and direction of a person designated by you as being duly authorized to act on behalf of the owner of the Shares held in your accounts for your customers’ benefit. The Funds, or their designee, shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund Shares or other instructions on behalf of you is “an appropriate person” as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund Shares on behalf of the owner of such Fund Shares. You agree to indemnify, defend, and hold us and the Funds harmless for acting upon any Order, instruction, or document reasonably believed by us and/or the Funds to be genuine. With respect to any Order or instruction transmitted via telephone, telecopy, or other electronic transmission, you agree to provide an original copy of such Order or instruction upon request. You shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of remote computer terminals and assume full responsibility for the security therefor. You further agree to be responsible for the accuracy, timeliness, and completeness of all data transmitted by you by telephone, telecopy or other electronic transmission acceptable to the Funds, including with respect to Orders. You also agree to guarantee the signatures of your customers when such guarantee is required by the Funds and you agree to indemnify and hold harmless all persons, including us, the Funds, and the Funds’ transfer agent, from and against any and all loss, cost, damage, or expense suffered or incurred in reliance upon such signature guarantee.

(c) You represent and warrant that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute your legal, valid and binding obligation, enforceable in accordance with its terms; and (ii) your activities as contemplated by this Agreement comply with all provisions of federal and state securities laws applicable to you and to such activities.

(d) We represent and warrant that this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute our legal, valid and binding obligation, enforceable in accordance with its terms.

(e) You represent and warrant that (i) Orders received by you prior to the Close of Trading on any Business Day are segregated from Orders received after the Close of Trading, and are properly identified and transmitted to the Funds’ Transfer Agent (or other agents of the Funds) for execution at the NAV determined for such Business Day, (ii) Orders received by you after the Close of Trading are segregated from Orders received by you before the Close of Trading, and are properly identified and transmitted to the Funds’ Transfer Agent for execution at the NAV determined for the next Business Day, in each case in accordance with the Funds’ then-current prospectus, as may be amended, and the 1940 Act, and (iii) you have in place internal policies, procedures and controls which provide reasonable assurance of the foregoing.

(f) You agree to comply with all such internal policies and procedures and all applicable laws regarding processing of mutual fund orders, including Rule 22c-1 under the 1940 Act.

(g) You agree to comply with the Funds’ most current prospectus, including the Funds’ policies regarding processing of mutual fund orders and excessive trading (i.e., market timing) as disclosed in the Funds’ most current prospectus.

(h) You agree to provide, upon reasonable request by the Funds and consistent with applicable law, sufficient information regarding the trading practices and identities of your customers to enable the Funds to police market timing activity, to make tax reclaims, and to comply with state blue sky requirements. If you hold Shares in nominee name or otherwise are a “Financial Intermediary” within the meaning of Rule 22c-2 of the 1940 Act, you have entered into a shareholder information agreement with the Funds as required by such rule. In addition, you also agree to provide the Funds on a quarterly basis, a report showing the name of each underlying owner of Fund Shares, the applicable account identifier, and the Shares associated with such account.

(i) You agree to comply with your obligations under applicable anti-money laundering (“AML”) laws and regulations, including but not limited to, obligations under the USA PATRIOT Act of 2001 and United States Bank Secrecy Act, as amended, and the regulations and official guidance thereunder, which include, among other things, your obligation to establish an anti-money laundering program (“Program”). You represent and warrant that your Program includes, and that the Funds may rely on, policies, procedures, and controls to, among other things, (i) verify the identity of your customers, (ii) maintain records of the information used to identify your customer, and (iii) determine if any of your customer(s) appears on lists of known or suspected terrorists or associated with known terrorist organizations (“Prohibited Customers”), and (iv) to ensure that Prohibited Customer(s) and foreign shell banks do not maintain investments in any Fund. You further represent that your Program complies with the Customer Identification Program requirements and provides for mechanisms to satisfy any applicable currency reporting requirements under the United States Bank Secrecy Act.

(j) You agree to assist the Funds in complying with the Funds’ obligations under applicable AML laws and regulations, including but not limited to, any obligation to file suspicious activity reports, verify customer identity or any other due diligence obligations or engage in information sharing about suspected money laundering or terrorist activity. Such assistance shall include providing, upon request, information concerning your AML compliance program and policies. You further agree to take reasonable steps to identify the customers on whose behalf you act in its dealings with the Funds and will monitor customer transactions to detect and, where appropriate, report suspicious activities. Further, you represent that any written agreement between you and an unaffiliated sub-designee that allows a sub-designee’s customers to transact in the Funds contains a provision obligating the sub-designee to comply with any and all anti-money laundering laws and regulations to which the sub-designee is subject.

(k) You represent and warrant that you have undertaken appropriate inquiry and due diligence regarding the customers that you introduce or on whose behalf you purchase Shares, and that, to your knowledge, no such customers are individuals or entities identified on the lists of prohibited persons administered by the Office of Foreign Assets Control, U.S. Department of the Treasury (including the list of Specially Designated Nationals), and are not nationals of or located in countries subject to the U.S. embargo.

(l) You agree that to the extent you have prior knowledge of a purchase, sale, or exchange transaction that will exceed $5,000,000, you will use best efforts to give the Funds prior notice of such transaction.

(m) You agree that to the extent you charge a commission for transactions in Fund Shares, you will act in the capacity of a “broker,” as that term is defined under the 1940 Act, and solely on an agency basis with respect to such transaction, and any such commission will be charged in a manner consistent with applicable law.

(n) You agree that you are familiar with and understand The Foreign Corrupt

Practices Act, as amended, and any applicable anti-corruption laws and regulations (together the

“Anti-Corruption laws”) and will not directly or indirectly pay, offer, give, or promise to pay or give any funds or anything of value received from this arrangement to any public officials or any person in violation of Anti-Corruption laws.

(o) You represent and confirm that you and your registered principals are not the subject of an action by any governmental, regulatory or judicial authority involving your sale of Shares. You further covenant that you will promptly notify us of any change in your or your agents’ or employees’ registered or licensed status in any jurisdiction in which you or your agents or employees have been offering or selling Shares.

(p) You agree to immediately notify us if any of the representations, warranties or covenants made by you in this Agreement ceases to be true.

7. Relationship of Parties. You understand and agree that in performing the services covered by this Agreement, you are acting as agent for your customers, and we are in no way responsible for the manner of your performance or for any of your acts or omissions in connection therewith. Nothing in this Agreement shall be construed to constitute us or any of our agents, employees or representatives as your agent, partner, or employee. As distributor of the Funds, we shall have full authority to take such action as we deem advisable in respect of all matters pertaining to the distribution of the Shares. We shall not be under any obligation to you, except for obligations expressly assumed by us under this Agreement.

8. No Obligation of Payment For the avoidance of doubt, and notwithstanding anything to the contrary herein, Distributor shall not be obligated to make any payments pursuant to this Agreement.

9. Indemnity.

(a) We agree to indemnify and hold harmless you and your officers, directors, employees, agents, and each person, if any, who controls you within the meaning of the Securities Act of 1933 (collectively, the “Distributing Agent Indemnified Parties”) from and against any losses, claims, expenses, damages, or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, “Losses”), to which the Distributing Agent Indemnified Parties may become subject, insofar as such Losses result from a material breach by us of this Agreement or a failure by us to comply with applicable law in connection with our activities as Distributor under this Agreement. We will reimburse any legal or other expenses reasonably incurred by the Distributing Agent Indemnified Parties in connection with investigating or defending any such Losses. We shall not be liable for indemnification hereunder to the extent such Losses are attributable to your negligence or willful misconduct in performing your obligations under this Agreement.

(b) You agree to indemnify and hold harmless us and the Funds, and our and the Funds’ respective officers, trustees, employees, agents, affiliates and each person, if any, who controls us or the Funds within the meaning of the Securities Act of 1933 (collectively, the “Trust Indemnified Parties”) from and against any Losses to which the Trust Indemnified Parties may become subject, insofar as such Losses result from a breach by you of this Agreement or failure to comply with applicable law. You agree to reimburse any legal or other expenses reasonably incurred by the Trust Indemnified Parties in connection with investigating or defending any such Losses. You shall not be liable for indemnification hereunder to the extent such Losses are attributable to our negligence or willful misconduct in performing our obligations under this Agreement.

(c) Promptly after receipt by an indemnified party (“Indemnified Party”) of a notice of the commencement of an action, such Indemnified Party will, if a claim is to be made against the other party hereunder (the “Indemnifying Party”), notify the Indemnifying Party of the commencement. The failure to notify the Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this Section. Upon notification, the Indemnifying Party will be entitled, at its option, to participate in or assume the defense of the claim, with counsel reasonably satisfactory to such Indemnified Party. Upon the Indemnifying Party’s notification to the Indemnified Party of its election to assume the defense of the claim, the Indemnifying Party will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense of the claim other than reasonable costs of investigation.

(d) If the Indemnifying Party assumes the defense of any such action, the Indemnifying Party shall not, without the prior written consent of the Indemnified Parties in such action, settle or compromise the liability of the Indemnified Parties in such action, or permit a default or consent to the entry of any judgment in respect of thereof, unless in connection with such settlement, compromise or consent, each Indemnified Party receives from such claimant an unconditional release from all liability in respect of such claim and such settlement, compromise or consent is limited to the payment of monetary damages for which the Indemnifying Party shall be responsible.

(f) This Section shall survive any termination of this Agreement.

(g) You agree that Dodge & Cox Funds is a third party beneficiary to this Agreement and is entitled to the rights and benefits under this Agreement and may enforce the provisions herein as if it were a party hereto.

10. Confidential Information. If one party, or its agent, receives any of the other party’s confidential customer information or client information, as applicable, in the course of performance of this Agreement, then such party and such party’s affiliates, agents, and control persons shall not disclose such confidential information to any third party except (i) with the other party’s written consent, (ii) as may be required to comply with applicable law, regulatory requests, or legal proceedings, or (iii) as necessary for a party to fulfill its obligations under this Agreement. You agree that or the Funds we may disclose such confidential information to a third party service provider for purposes of providing services to us or the Funds so long as such service provider is bound by substantially the same confidentiality terms as set forth in this Agreement. Each party acknowledges that any breach of this Section as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. This Section shall survive any termination of this Agreement. Notwithstanding the foregoing, we may use any such information which we already possess or later receive through any other source, including directly from the customer or client, or its representatives, or through the purchase of potential client lists from third parties, as we deem fit.

11. Amendment. This Agreement may be amended by a writing signed by each of the parties or by us at any time by written notice to you and the placing of an order for shares of a Fund after the effective date and receipt of notice of any such Amendment shall constitute your acceptance of such Amendment. The terms of this Agreement may be waived only by a writing signed by each of the parties.

12. Termination. Either of us may cancel this Agreement in its entirety or with regard to one or more Funds upon 30 days’ prior written notice to the other. This Agreement shall terminate automatically without notice if you cease to be a member of the FINRA or such time as you cease to be a bank, as defined above. We reserve the right, in our sole discretion and without prior notice, to suspend sales of Shares of the Funds in any state or other jurisdiction, or to withdraw entirely the offering of Shares of the Funds, or to modify or amend the terms of offering of Fund Shares.

13. Notices and Communications. All communications and notices should be sent either by mail or electronically to the addresses set forth below or such other address as otherwise provided to the other party in writing.

If to us:	Foreside Fund Services, LLC Three Canal Plaza, Suite 100 Portland, Maine 04101 Attn: Legal Department

With a copy to:

Dodge & Cox Funds 555 California St., 40th Floor San Francisco, CA 94104 Attn: Chief Legal Officer Email: contracts@dodgeandcox.com

If to you:	[Distributing Agent Address]

Phone: Fax: E-Mail: Attn:

You also agree to provide us with the name, telephone number, and e-mail address of a contact in the event we need to communicate with you outside of regular business hours.

14. Assignability. This Agreement is not assignable or transferable, except that we may, with respect to any Fund or Funds, assign or transfer it to any successor of ours that becomes the distributor of such Fund or Funds.

15. Choice of Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Delaware (without reference to conflicts of laws principles).

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this Agreement shall become a binding agreement between us as of the latest date indicated.

Dated: _________, 20__	FORESIDE FUND SERVICES, LLC

By:
Name:
Title:

We agree to and accept the terms of the foregoing Agreement.

Dated: _________, 20__
(Distributing Agent)

By:
Name:
Title:
Title:________________

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